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                                                                    Exhibit 99.1

                                [TRU-SERV LOGO]

                                EARNINGS RELEASE

                                         For more information, contact:
                                         Shelley Hughes
                                         TruServ Corporation
                                         (773) 695-5258

                     TRUSERV ANNOUNCES THIRD QUARTER RESULTS
           Truserv reports year-to-date margin of $11.0 million after covering costs to refinance


         CHICAGO, NOV. 14, 2003- TruServ Corporation reported today Sept. 27, 2003 year-to-date net margin of $11.0 million (after a $19.2 million charge related to the refinancing of senior debt) versus $21.0 million for the same nine-month period a year ago and year-to-date revenue of $1.5 billion, versus $1.6 billion for the same period a year ago.

         For the third quarter TruServ reported a net loss of $9.8 million, due entirely to the $19.2 million charge associated with the financing. This compares to a net margin of $5.9 million for the same period a year ago. The co-op reported $478.8 million in revenue for the quarter, down from $499.8 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "Given the progress our co-op has made, we were able to refinance our debt at an all in current rate of 4 1/2 percent versus 13 percent. This new financing will save our co-op approximately $7 million of interest and amortization costs for the balance of this year and approximately $18 million next year. In order to achieve these savings in the third quarter, we expensed $19.2 million of costs associated with our former financing agreement. We will be able to use our interest savings to stimulate co-op growth and help our members' success at retail. We are already starting to see an improvement in our sales trend."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,200 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.



This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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